Exhibit 99.2
UNITED FIRE GROUP, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements of United Fire Group, Inc. (the "Company") are presented to reflect the effect of United Fire & Casualty Company's ("United Fire"), a subsidiary of the Company, sale of its subsidiary, United Life Insurance Company ("United Life") on March 30, 2018 (the "Disposition") as described in Item 1.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2017. The unaudited pro forma financial statements should be read in conjunction with the Company’s consolidated financial statements and notes contained in the Company’s 2017 Annual Report on Form 10-K, filed on February 28, 2018.
The unaudited pro forma Consolidated Balance Sheets as of December 31, 2017 are based on the previously reported statements of the Company as of December 31, 2017 after including the impact of the Disposition as if it had occurred on December 31, 2017. The unaudited pro forma Consolidated Statements of Income for the year ended December 31, 2017 are based on the historical financial statements of the Company after including the impact of the Disposition as if it had occurred on January 1, 2017.
The unaudited pro forma consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not represent the actual results of operations or the financial position of the Company, nor is it indicative of the Company’s future operating results or financial position. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.
The estimated after-tax gain calculated in accordance with accounting principles generally accepted in the United States of America as if the Disposition had occurred on December 31, 2017 is $4.5 million. This estimated after-tax gain is subject to finalization of accounts as of March 30, 2018 and any post-closing adjustments.
The Company will provide services to United Life through a transition services agreement ("TSA"). The TSA will be put in place to ensure a seamless transfer of the business. The TSA includes, among other services, accounting management, human resources, legal and information technology services, from the closing date for up to 24 months thereafter and therefore the Company is unable to estimate amounts under the TSA and has not included these amounts in the unaudited pro forma consolidated financial statements.

United Fire Group, Inc. Pro Forma Consolidated Balance Sheets (Unaudited) As of December 31, 2017

(In Thousands)	As reported	Adjustments		Proforma

Assets
Investments
Fixed maturities
Held-to-maturity, at amortized cost (fair value $150)	$150	$—		$150
Available-for-sale, at fair value (amortized cost $1,516,610)	1,535,070	—		1,535,070
Trading securities, at fair value (amortized cost $14,582)	16,842	—		16,842
Equity securities
Available-for-sale, at fair value (cost $57,387 )	280,913	—		280,913
Trading securities, at fair value (cost $5,888)	6,431	—		6,431
Other long-term investments	49,352	—		49,352
Short-term investments	175	—		175
	1,888,933	—		1,888,933
Cash and cash equivalents	95,562	269,000	(a)	364,562
Accrued investment income	13,841	—		13,841
Premiums receivable (net of allowance for doubtful accounts of $1,255)	328,513	—		328,513
Deferred policy acquisition costs	88,102	—		88,102
Property and equipment (primarily land and buildings, at cost, less accumulated depreciation of $51,603)	68,992	—		68,992
Reinsurance receivables and recoverables	63,194	—		63,194
Prepaid reinsurance premiums	3,749	—		3,749
Income taxes receivable	6,031	—		6,031
Goodwill and net intangible assets	23,971	—		23,971
Other assets	16,409	—		16,409
Assets held for sale	1,586,134	(1,586,134)	(b)	—
Total assets	$4,183,431	$(1,317,134)		$2,866,297
Liabilities and stockholders' equity
Liabilities
Losses and loss settlement expenses	$1,224,183	$—		$1,224,183
Unearned premiums	465,391	—		465,391
Accrued expenses and other liabilities	167,396	4,103	(c)	171,499
Deferred income taxes	5,953	21,400	(e)	27,353
Liabilities held for sale	1,347,135	(1,347,135)	(b)	—
Total liabilities	$3,210,058	$(1,321,632)		$1,888,426
Total stockholders' equity	$973,373	$4,498	(d)	$977,871
Total liabilities and stockholders' equity	$4,183,431	$(1,317,134)		$2,866,297
(a) Represents estimated net sales proceeds of $280 million in cash less various estimated transaction fees and closing costs.
(b) Represents the elimination of the assets and liabilities associated with the Disposition.
(c) Represents United Fire's assumption of the United Life's postretirement and pension benefit liability.
(d) Represents the estimated gain realized, net of estimated taxes, on the Disposition had the transaction closed on December 31, 2017. This estimated gain is subject to finalization of accounts as of March 30, 2018 and any post-closing adjustments. This estimated gain is not included in the adjustments in the unaudited pro forma consolidated income statement as this amount will be included in the consolidated income statement of the Company within the next calendar year following the Disposition.
(e) Estimated taxes on the gain on the sale of United Life.

United Fire Group, Inc.
Pro Forma Consolidated Statements of Income (Unaudited)
For the Year Ended December 31, 2017

(In Thousands, Except Share Data)	As reported	Adjustments		Proforma

Revenues
Net premiums earned	$997,492	$—		$997,492
Investment income, net of investment expenses	51,190	—		51,190
Net realized investment gains	4,055	—		4,055
Total revenues	$1,052,737	$—		$1,052,737

Benefits, losses and expenses
Losses and loss settlement expenses	$725,713	$—		$725,713
Amortization of deferred policy acquisition costs	207,746	—		207,746
Other underwriting expenses	103,628	—		103,628
Total benefits, losses and expenses	$1,037,087	$—		$1,037,087

Income from continuing operations before income taxes	$15,650	$—		$15,650
Federal income tax benefit	(29,220)	—		(29,220)
Net income from continuing operations	$44,870	$—		$44,870
Income from discontinued operations, net of taxes	6,153	(6,153)	(a)	—
Net income	$51,023	(6,153)		44,870

Weighted average common shares outstanding	25,103,720	—		25,103,720
Earnings per common share:
Basic	$2.03	$(0.24)		$1.79
Diluted	1.99	(0.24)		1.75
(a) Represents the net income of United Life during 2017.